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                                                                     EXHIBIT 3.5



                   [ENGLISH TRANSLATION OF GERMAN ORIGINAL]



                A R T I C L E S  O F  I N C O R P O R A T I O N

                                       of

                           Elizabeth Arden (Zug) GmbH
                          (Elizabeth Arden (Zug) Sarl)
                     (Elizabeth Arden (Zug) Ltd. liab. Co.)

                      having its registered office in Zug




1.  Name and Domicile

    Under the name of

                           Elizabeth Arden (Zug) GmbH
                          (Elizabeth Arden (Zug) Sarl)
                     (Elizabeth Arden (Zug) Ltd. liab. Co.)

    there exists a company with limited liability with domicile in Zug (Canton of Zug). Its duration is perpetual.


2.  Purpose of Company

    The business purpose of the company is to hold and administer intellectual property rights as well as to manufacture and produce cosmetics.

    The company can hold participations in other businesses.

    The company can provide financial means to third parties and grant guarantees and other security instruments in favor of thirds parties.


3.  Capital

    The share capital amounts to CHF 20'000.-- and is divided into one share with a nominal value of CHF 19'000.-- and one share with a nominal value of CHF 1'000.--. The capital is fully paid-in.


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4.   Intended Acquisition of Assets

     The company intends to takeover various trademarks from UNILEVER Netherlands N.V., Rotterdam, as well as certain assets and liabilities from Nippon Lever K.K., Tokyo, Japan at a maximum purchase price of CHF 70'000'000.--.


5.   Register

     A share register will be kept regarding the names of the partners, the amounts of the capital shares, the amounts of the individual contributions, each transfer of shares as well as any other change of these facts.


6.   Increase of Capital

     Should the capital be increased, each partner has the right to participate in the new capital in the proportion to his/her/its existing share in the capital.

     Inasmuch as the new capital is not fully paid-in in cash, the approval of all partners is required.


7.   Transfer of Shares in the Capital

     Assignment of a share in the capital is only then valid vis-a-vis the company when it is informed of it and the assignment is entered in the register.

     The sale or any other form of assignment of capital contribution or a portion of it requires the written consent of all partners. This consent is also required for every pledge of a capital contribution and portions of such.

     The transfer of shares by inheritance or by matrimony also requires written consent of all partners. Such consent however may only be refused if such shares are taken over by an acquirer at fair market value.

     The transfer of a share in the capital as well as the obligations thereto require notarization.


8.   Governing Bodies of the Company

     The governing bodies of the company are:

a)   Meeting of the Partners

b)   Management

c)   Auditors


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9.   Powers of the Meeting of the Partners

     The Meeting of the Partners is the highest governing body of the company. It has the following unassignable powers.

1.   Determination and modification of the Articles of Incorporation.

2.   Appointment and removal of managing directors.

3. Acceptance of the profit and loss statement and the balance sheet as well as resolutions regarding the utilization of the net profit.

4.   Discharge of the managing director.

5.   Distribution of capital shares.


10.  Convening the Meeting of the Partners

     An ordinary Meeting of all the partners shall take place annually within three months after the end of the business year.

     Extraordinary Meetings of the Partners shall take place upon request of a partner.

     Calling of a Meeting of the Partners shall be done by giving notice a minimum of fourteen days in advance by registered letter. In the notice, the agenda shall be given. If all partners are present and no objection is made, they can at any time constitute themselves as a universal meeting within the meaning of art. 809 sec. 5 CO and validly decide about all matters falling within their responsibility.


11.  Representation

     Each partner may be represented by another person at the Meeting of the Partners; the representatives do not necessarily have to be partners themselves. The representation must be evidenced by a written power of attorney at the beginning of the meeting.


12.  Voting Rights

     Voting rights are proportionate to the amount of capital contribution whereby each CHF 1,000.-- is entitled to one vote.


13.  Passing of Resolutions at the Meeting of the Partners

     The Meeting of the Partners shall elect the chairman.

     Company resolutions are passed with an absolute majority of the votes cast provided nothing otherwise is compulsorily provided by law.

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     The chairman shall have a casting vote.


14.  Resolutions by Unanimous Written Action

     Without holding a meeting, the Partners may act by unanimous written action regarding all subjects which are within the powers of the Meeting of the Partners and which can be decided upon without having kept a notarized record.

     Any proposal for unanimous written action must be submitted to the Management, which shall forward it to all partners and conduct the voting procedure.


15.  Minutes of the Resolutions at the Meeting of the Partners

     Minutes must be kept of the discussions and resolutions of the partners which are to be signed by the chairman and secretary who must not be a partner.


16.  Management

     The Meeting of the Partners shall appoint one or more managing directors. They do not need to be partners.

     Management has all powers to which it is entitled by law or based on these Articles of Incorporation.


17.  Signatory Power

     Management shall appoint the persons authorized to sign for the company and shall determine the type of signatory power.


18.  Organizational Rules

     The Meeting of the Partners has the authority to enact Organizational Rules which regulate, within the limits of the law, the organization of the management and the delegation of decision making responsibilities to directors/officers and other employees.


19.  Auditors

     The Meeting of the Partners shall appoint the company's auditors.

     The auditors shall act in line with the laws and the Articles of Incorporation.


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20.  Notices

     Notices to all partners shall be done by registered mail.

     Public notices shall be made in the official Swiss Commercial Gazette.


21.  Balance Sheet Regulations

     The accounts of the company will be closed each year on December 31th.

     The annual balance sheet as well as the profit and loss statements are to be prepared according to the principles of commercial accounting and subject to legal regulations.


22.  Dissolution and Liquidation

     The company will be dissolved upon the corresponding resolution of the Meeting of the Partners in line with the laws and the Articles of Incorporation.

     The provisions of the Swiss Code of Obligations shall apply for the liquidation of the company.


Basel, January 22, 2001